Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 2-87607 on Form N-1A of our report dated February 13, 2015 relating to the financial statements and financial highlights of FPA Perennial Fund, Inc. appearing in the Annual Report on Form N-CSR of FPA Perennial Fund, Inc. for the year ended December 31, 2014, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

April 30, 2015